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                              CONSULTANT AGREEMENT

This Agreement is entered into, effective this day of August 9, 2002, by and between MAXICARE HEALTH PLANS, INC. ("MHP") a Delaware corporation, and Joseph White (hereinafter referred to as "CONSULTANT").

WHEREAS, MHP desires to contract for the services of a CONSULTANT to assist in financial matters.

Now therefore, in consideration of the mutual agreements and premises contained herein, the Parties agree as follows:

1.      Relationship of the Parties

        A. On an independent contractor basis, CONSULTANT agrees to assist MHP in the review of financial accounting matters. CONSULTANT agrees to maintain confidentiality of records in accordance with all Federal and state laws including HIPAA.

        B. During the term of this Agreement, MHP shall require CONSULTANT to devote such productive time as is reasonably necessary to fulfill the obligations of CONSULTANT hereunder. Notwithstanding the aforementioned, CONSULTANT is free to devote any additional time to other business.

2.      Duties and Responsibilities of CONSULTANT

        During the term of this Agreement, CONSULTANT shall perform under the supervision of the Chief Executive Officer of MHP.

3.      Termination of Agreement

        This Agreement shall be terminated upon the occurrence of any of the following events:

        A.      Upon the mutual consent of the Parties.

        B.      At MHP's option with or without cause.

4.      Compensation

        As compensation for services rendered by CONSULTANT, CONSULTANT shall receive from MHP during the term of this Agreement, $500 per week plus $125 per hour for all hours in excess of 4 hours per week within 10 business days of receiving an invoice from CONSULTANT.

5.      Expenses

        During the term of this Agreement, MHP shall reimburse CONSULTANT for reasonable business expenses incurred by CONSULTANT in performing the duties under this Consultant Agreement. Authorization for expenses must be obtained in advance from the Chief Executive Officer of MHP.

6.      Assignment

        This Agreement is not assignable by either Party without the written consent of the other.



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

7.      Business Dispute Resolution

        Unless otherwise stated herein, if any claim, dispute, or controversy shall arise between the Parties hereto with respect to the making, construction, terms, or interpretation of this Agreement or any breach thereof, or the rights or obligations of any Party hereto, the claim, dispute or controversy shall, in lieu of court action, be submitted to mandatory, binding arbitration upon written demand by either Party in accordance with the procedures set forth in Exhibit 1, herein.

8.      Governing Law

        The laws of the State of California shall govern the construction, validity, performance and enforcement of this Agreement.

9.      Severability

        If any provision of this Agreement is invalid or unenforceable, the reminder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

10.     Amendments

        This Agreement may be amended only by a written instrument signed by both Parties.

11.     Headings

        The section headings contained herein are for convenience of reference only and are not to be construed as a part of this Agreement or as a limitation of the scope of the respective sections to which they refer.

12.     Notice

        Any notice, request, demand or other communication required or permitted hereunder shall be given in person or in writing by certified mail, return receipt requested, to the Party to be notified. All communications will be deemed given upon delivery or attempted delivery to the address specified herein or such other address as specified by the Party in a proper notice or by amendment to this Agreement. The addresses for the Parties for the purposes of such communication are:

         MAXICARE HEALTH PLANS, INC.:

         Paul Dupee
         Chief Executive Officer
         Maxicare Health Plans, Inc.
         11231 S. La Cienega Blvd.
         Los Angeles, CA 90045

         CONSULTANT:

         Joseph White
         3521 Loma View Drive
         Altadena, CA 91001

14.     Nonwaiver

        No covenant, condition, or undertaking contained in this Agreement may be waived



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        except by the written agreement of the Parties. Forbearance or indulgence in any other form by either Party in regard to any covenant, condition, or undertaking to be kept or performed by the other Party shall not constitute a waiver thereof, and until complete satisfaction or performance of all such covenants, conditions, and undertakings have been satisfied, the other Party shall be entitled to invoke any remedy available under this Agreement, despite any such forbearance or indulgence.

15.     Entire Agreement

        This Agreement and any subsequent amendments represent the entire agreement between the Parties hereto and supersede any and all prior written or oral agreements or understandings.

IN WITNESS WHEREOF, the undersigned have executed this Consultant Agreement on the date(s) specified below:

MAXICARE HEALTH PLANS, INC.

By:                                            Date:
   -------------------------------                  ----------------------------
   Paul Dupee
   Chief Executive Officer

CONSULTANT

By:                                            Date:
   -------------------------------                  ----------------------------
   Joseph White



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                                    EXHIBIT 1

                        ARBITRATION OF CONTRACT DISPUTES


If any claim, dispute, or controversy (any or all of which shall hereinafter be referred to as "dispute") shall arise between the Parties hereto with respect to the making, construction, terms, of interpretation of this Agreement or any breach thereof, or the rights or obligations of any Party hereto, the dispute shall, in lieu of court action, be submitted to mandatory, binding arbitration upon written demand by either Party in accordance with the procedures set forth below:

A. Pre-demand Requirements

        No demand for arbitration of any such claim, dispute or controversy may be made unless and until:

        1. The Party alleging the dispute has first sent a written Notice of Dispute to the Party against whom the dispute is alleged. The notice shall: be sent within seven (7) months after the facts giving rise to the claim become known or should have become known to the claimant; be sent in accordance with the notice provisions of the Agreement; and describe with specificity the facts of the matter at issue, the amount involved, if any, and the relief sought; and

        2. The Party to whom the Notice of Dispute has been sent has been given sixty (60) days to respond; and

        3. If a response is made, the Party alleging the dispute shall reply to the response with specificity within thirty (30) days of receipt of the response; and

        4. The Parties have made a good faith effort to resolve the dispute informally before the Demand for Arbitration is made.

B.      Time Limitations

        Demand for arbitration shall be made with twelve (12) months after the dispute has arisen, but in no event after the date when institution or legal or equitable proceedings based upon such matter would be barred by any applicable statue of limitations. If demand for arbitration is not made within the twelve (12) month period specified herein, the Party alleging the dispute shall be deemed to have waived the cause of action and shall be barred from demanding arbitration or pursuing any other remedy, at law or in equity, pertaining to the dispute or to the facts and or issues giving rise to or relating to the dispute.

        Form of Demand

        Notice in writing of the Demand for Arbitration shall be served by mail upon the Party against whom arbitration is sought. Service shall be made in compliance with the rules for making service of process by mail applicable in Federal District Court(s) for the State of California. The demand shall set forth with specificity the issues to be submitted to arbitration, the amount involved, if any, and the relief sought.



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        Type of Arbitration

        Except as otherwise provided in this Exhibit, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (hereinafter "AAA"), pursuant to the Uniform Arbitration Act as adopted in the State of California, or the State equivalent.

5.      Selection of Arbitrators

        Within Thirty (30) days after service of the Demand for Arbitration, the Party seeking arbitration shall file the following items with the nearest regional office of the AAA and shall copy the non-initiating Party by certified mail: three copies of this Exhibit; a detailed statement of the matter in dispute, the amount involved and the remedy or remedies sought; and the appropriate administrative fee as provided in the AAA Administrative Fee Schedule. The submission shall request that the AAA submit to the Parties a list of at least three (3) disinterested arbitrators who have experience in institutional and professional health care delivery practices and procedures, if possible, but with no prior dealings (other than prior service as an arbitrator) with either of the Parties, and who would be willing to serve as arbitrators. The Parities shall jointly select one (1) of the proposed arbitrators. If no agreement is reached as to the selection of the arbitrator, the Parties may request that the AAA recommend at least three (3) additional arbitrators with the above stated qualifications. If the Parties cannot agree on one (1) arbitrator from among the second group proposed by the AAA, the AAA shall appoint one (1) of the three
        (3) to serve as arbitrator.

6.      Evidence

        The arbitrator shall be the sole judge of the admissibility, relevance and materiality of the evidence offered and conformity with the Legal Rules of Evidence shall not be necessary. Discovery procedures shall not apply.

7.      Burden of Proof and Burden of Persuasion

        The burden of proof and the burden of persuasion shall be on the Party who institutes arbitration.

8.      Location of Hearing

        The arbitration hearing shall be held at a time and place designated by the arbitrator in the County of Los Angeles, State of California.

9.      Closed Hearings

        The arbitration hearing shall be closed to all persons except the arbitrator, the Parties and their attorneys and witnesses.

10.     Arbitrator Compensation

        The arbitrator shall fix his/her own compensation together with the time and manner of payments. Such compensation shall be borne equally by the Parties.

11.     Limitation Relief Awardable

        The sole forms of relief awardable by the arbitrator shall be to: compel either Party to specifically perform the obligations under the Agreement; issue a declaratory judgement on the interpretation of any clause in the Agreement; and/or award actual money damages plus, if the arbitrator deems appropriate, pre-award and post-award



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        interest at rate of eight percent (8%) per year or at the prime rate of interest in effect at the time and place of the award, whichever is less. Each Party shall bear an equal share of the cost of arbitration, except that the expense of witnesses shall be borne by the Party producing such witnesses. Each Party shall pay their own attorneys fees.

12.     Decision of the Arbitrator and Entry of Judgement

        The decision of the arbitrator shall be final and binding upon, and enforceable as to, the Parties. Judgement on the arbitration award may be entered in a court having jurisdiction over the matter.

13.     Payment of Award: Performance of Obligations

        The Party against whom the award is rendered shall pay any monetary award and/or comply with any other order of the arbitrator within sixty days of the entry of judgement on the award or take an appeal, to the extent that appeals of binding arbitration are permitted under the AAA procedures and the Uniform Arbitration Act as adopted in the State of Indiana, or the state equivalent.

14.     Continuation of Performances

        Both Parties shall continue performance of their contract obligations while arbitration is pending.



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